Exhibit 10.1
Consulting and Confidentiality Agreement
September 1, 2006
     This Consulting and Confidentiality Agreement (the “Agreement”) between Columbia Sportswear Company ( the “Company”) and Robert Masin (“Consultant”) is entered into as of the September 1, 2006. In consideration of the mutual promises of the parties, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1.   Form of Consideration. Consultant acknowledges that in addition to cash compensation under this Agreement (a) during the course of his engagement with the Company, Consultant has and will continue to have access to confidential information of the Company not readily available to the public, and (b) Consultant has and will continue to be engaged in a position of trust and confidence.
2.   Consulting Agreement
     2.1 Term. Consultant’s regular employment with the Company has ended. The Company hereby engages Consultant as a temporary employee of the Company for the period commencing on the date of this Agreement and continuing for a period of six months; provided that the obligations under this Section 2 (including the right to receive compensation under Section 2.4) may be earlier terminated by the Company if Consultant (a) breaches any material term of this Agreement or (b) engages in conduct that, in the reasonable judgment of the Company, injures the Company or its reputation.
     2.2 Temporary Employment Relationship. Consultant shall act at all times as a temporary employee and temporary agent of the Company, and as such, during this Agreement may not represent, act on behalf of, or assist any other company or seek other employment or advising opportunities because it would (a) interfere with Consultant’s ability to provide the Services contemplated by this Agreement, and (b) would violate the confidentiality terms of this Agreement.
     2.3 Services. During the term of this Agreement, Consultant will use his expertise to provide consulting services to the Company (“Services”) from time to time to as specified by the President and Chief Executive Officer of the Company. Consultant shall not be required to provide more than 80 hours of Services during a bi-weekly pay period under this Agreement.
     2.4 Compensation; Expenses. As consideration for the Services, Consultant will receive the following compensation:
          (a)   Weekly compensation of $7571.19 for the term of this Agreement, less proper withholding.
          (b)   Family health insurance coverage if Consultant elects COBRA with premiums paid by the Company during this Agreement.

          (c)   In addition, the Company shall reimburse Consultant for all out-of-pocket expenses incurred in connection with any Services Consultant provides under this Agreement, provided that such expenses are pre-approved by the Company.
     3.   Confidential Information. As used in this Agreement, the term “Confidential Information” means: (a) proprietary information of the Company such as any information which constitutes, represents, evidences or records a scientific, technical, marketing, production or management information, design, process, procedure, formula, invention or improvement; (b) information designated by the Company as confidential or which Consultant knows or should know is confidential; and (c) trade secrets of any kind. Consultant acknowledges that all Confidential Information is a valuable asset of the Company and shall continue to be the exclusive property of the Company whether or not prepared in whole or in part by Consultant and whether or not disclosed to Consultant or entrusted to his custody in connection with his engagement by the Company.
     4.   Nondisclosure and Nonuse. Unless authorized or instructed in writing by the Company, or required by legally constituted authority, Consultant will not, except as required in the course of the Company’s business, during or after his engagement, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public, other than by Consultant’s act or failure to act. In addition, Consultant agrees to use his best efforts to prevent accidental or negligent loss or release to any unauthorized person of the Confidential Information. Consultant will deliver immediately to the Company upon its request all Confidential Information and retain no excerpts, notes, photographs, reproductions, or copies of any Confidential Information.
     5.   Exclusive Duty.
          5.1 Consultant agrees that during the term of this Agreement, Consultant will work only for the Company and thereafter, through December 31, 2007, Consultant agrees he will not individually, nor will he, serve as or become a director, officer, partner, limited partner, employee, agent, representative, stockholder, creditor, or Consultant of or to, or serve in any other capacity with any business which shall in any manner, directly or indirectly:
               a.   Engage or prepare to engage in any business which competes with the Company anywhere;
               b.   Induce, or attempt to induce, any person who is an employee of the Company during the term of this covenant to leave the employ of the Company; or
               c.   Solicit, divert, or accept orders for goods or services that are substantially competitive with the goods or services sold by the Company from any customer of the Company.
Notwithstanding the foregoing, Consultant shall not be in breach of this covenant if Consultant owns less than one percent of the outstanding securities of any entity whose shares are publicly traded, or if Consultant is owed money by any entity solely for past salary, wages or expenses.

          5.2 Consultant acknowledges and agrees to the time, scope, geographic area, and other provisions of this Section 5 as reasonable under the circumstances. Consultant further agrees that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Section 5 is unenforceable for any reason, the maximum restrictions of time, scope, or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable.
     6.   Work Made for Hire. Consultant agrees that all creative work prepared or originated by Consultant for the Company or done within the scope of Consultant’s engagement by the Company that may be subject to protection under federal copyright law constitutes “work made for hire,” all rights to which are owned by the Company; and in any event, Consultant assigns to the Company all right, title, and interest, whether by way of copyright, trade secret, or otherwise, in all such work, whether or not subject to protection by copyright laws.
     7.   Cooperation. Consultant agrees, during and after this Agreement, not to disparage or make false or adverse statements about the Company or its agents in their individual or representative capacities and to assist with litigation or other legal disputes to the extent Consultant has relevant information.
     8.   Payment upon Separation. At the termination of the six-month consulting term set forth in this Agreement, provided that Consultant has at all times been in compliance with the terms of this Agreement and performed satisfactorily, the Company shall offer Consultant a severance agreement providing the weekly compensation amount through August 31, 2008 contingent upon Consultant signing a release of claims. The provisions of this Agreement in Section 5 (exclusive duty) shall continue until December 31, 2007. Other provisions of this Agreement also shall survive the termination of this Agreement, including but not limited to Sections 3 and 4 (protection of confidential information, Section 5 (exclusive duty) and Section 7 (nondisparagement and assistance with disputes).
     9.   Remedies. Consultant acknowledges that breach of this Agreement by Consultant will cause irreparable harm to the Company and agrees to the entry of a temporary restraining order and permanent injunction by any court of competent jurisdiction to prevent breach or further breach of this Agreement, in addition to any other remedy available to the Company at law or in equity.
     10.  Severability of Provisions. The provisions hereof are severable, and if any provision is held invalid or unenforceable, it shall be enforced to the maximum extent permissible, and the remaining provisions shall continue in full force and effect.
     11.  Oregon Law to be Applied. The interpretation of and performance under this Agreement shall be governed by the laws of the State of Oregon, exclusive of conflicts of law rules.

/s/ Robert Masin	Dated: September 1, 2006

Robert Masin

Columbia Sportswear Company

/s/ Peter Bragdon

Peter Bragdon, Vice President and General Counsel